EXHIBIT 10.5

SIXTH AMENDMENT TO THE ESCO TECHNOLOGIES INC.
2001 STOCK INCENTIVE PLAN

WHEREAS, ESCO Technologies Inc. (“Company”) previously adopted the ESCO Technologies Inc. 2001 Stock Incentive Plan (“Plan”) for the benefit of eligible employees; and

WHEREAS, the Company retained the right to amend the Plan pursuant to Section 13 thereof; and

WHEREAS, effective February 4, 2010, the Company desires to amend the Plan;

NOW THEREFORE, effective February 4, 2010, Section 7(f) of the Plan is deleted in its entirety and replaced with the following:

(f)           Termination of Employment. The holder of any Stock Option issued hereunder must exercise the Stock Option prior to his termination of employment, except that if the employment of an optionee terminates with the consent and approval of his employer, the Committee or its designee may, in its absolute discretion, permit the optionee to exercise his Stock Option, to the extent that he was entitled to exercise it at the date of such termination of employment, at any time within three (3) months after such termination (one (1) year in the case of termination of employment on account of retirement on or after age 60 (“Retirement”)), but not after ten (10) years, or such shorter option term as specified by the award notice, from the date of the granting thereof.  The Committee may delegate its authority to extend a Stock Option beyond termination of employment hereunder to such employee or employees as it deems appropriate, so long as the optionees whose options have been extended by such employee or employees are not reporting persons under Section 16 of the Securities Exchange Act of 1934 or covered employees (as defined in section 162(m) of the Internal Revenue Code).  If the optionee terminates employment on account of disability he may exercise such Stock Option to the extent he was entitled to exercise it at the date of such termination at any time within one (1) year of the termination of his employment but not after ten (10) years or such shorter period as specified by the Stock Option agreement, from the date of the granting thereof. For this purpose a person shall be deemed to be disabled if he is permanently and totally disabled within the meaning of Section 422(c)(6) of the Code, which, as of the date hereof, shall mean that he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. A person shall be considered disabled only if he furnishes such proof of disability as the Committee may require. Stock Options granted under the Plan shall not be affected by any change of employment so long as the holder continues to be an employee of the Company or a subsidiary thereof. The Stock Option agreements may contain such provisions as the Committee shall approve with reference to the effect of approved leaves of absence. Nothing in the Plan or in any Stock Option granted pursuant to the Plan shall confer on any individual any right to continue in the employ of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary thereof to terminate his employment at any time.

IN WITNESS WHEREOF, the foregoing Amendment was adopted on the 4th day of February, 2010 by the Human Resources and Ethics Committee of the Board of Directors of ESCO Technologies Inc.